Exhibit 99.1

NOBLE INTERNATIONAL, LTD. ANNOUNCES GLOBAL EXPANSION,

MANUFACTURING FOOTPRINT OPTIMIZATION

AND THIRD QUARTER FINANCIAL RESULTS

TROY, MI – NOVEMBER 8, 2007 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) reported recent business developments and financial results for the third quarter and nine months ended September 30, 2007. The highlights are as follows:

GLOBAL BUSINESS DEVELOPMENTS

As previously announced on August 31st, the Company acquired ArcelorMittal’s Tailored Blank Arcelor (“TBA”) laser-welding operations for approximately $300 million, with ArcelorMittal receiving 9.375 million shares of Noble’s common stock and the balance in the form of cash, assumption of certain TBA obligations and a subordinated note. As part of the transaction, Noble acquired eight production facilities, including one facility in the United States, plus interests in joint ventures in China and India. The European facilities are located in Belgium, France, Germany, Slovakia, Spain and the United Kingdom.

The TBA business combination has given Noble a solid, global manufacturing footprint in developed markets. However, an important part of Noble’s long-term strategy includes developing a presence in emerging markets throughout the world. The Company has identified Thailand as a key emerging market and, as such, is in the final stages of negotiating an agreement in principle to form a joint venture with Sumitomo Corporation (“Sumitomo”) to supply laser-welded blanks in Thailand. Noble and Sumitomo management are in the advanced stages of jointly negotiating a pre-sourcing agreement with an Asian OEM on a global platform with up to twelve laser-welded applications to be produced in Thailand and two other emerging markets new to Noble. Separately, the Company has signed a memorandum of understanding with Sumitomo to investigate setting up laser-welding capabilities in Sumitomo’s steel service centers around the globe, including opportunities in Malaysia and Indonesia. As the auto industry continues to migrate towards common designs to produce “world cars,” it is imperative the Company be flexible enough to establish manufacturing capabilities wherever customers require them yet remain confident these facilities will have consistent access to steel. The significant global presence of Noble’s existing partners, ArcelorMittal and Sumitomo, should allow the Company to ensure steel is supplied to new facilities in emerging markets as opportunities arise. Management believes investing to advance the Company’s manufacturing capabilities in emerging markets complements its existing positions in China and India.

Shanghai Baosteel & Arcelor Tailor Metal Co., Ltd., a joint venture of which Noble acquired partial ownership as part of the TBA transaction, is already the leading laser-welder in China with over 30% market share. This substantial market presence in China is supplemented by WISCO Noble (Wuhan) Laser Welding Technology Co., Ltd., Noble’s joint venture with an affiliate of Wuhan Iron and Steel Company (“WISCO”). This WISCO joint venture recently received a letter of commitment from a customer for significant work, including a prototype order which is scheduled for January. The WISCO joint venture facility is expected to be laser-welding capable by the first quarter of 2008 and blanking capable by the end of the second quarter of 2008. In addition to the developments in China, the Company’s joint venture in India, Arcelor Neel Tailored Blank Pte. Ltd., reached “production-ready” status in the third quarter of 2007.

Noble now operates 24 production facilities worldwide, which includes the two joint ventures in China and the one joint venture in India. The TBA transaction has provided Noble with significant geographic and customer diversification and the critical mass necessary to support global automobile platforms. Management believes by further expanding the Company’s presence in Asia and emerging markets, Noble will be properly-positioned to provide customers with its products and technical capabilities anywhere in the world.

MANUFACTURING FOOTPRINT OPTIMIZATION

The strategic acquisitions of Pullman Industries (“Pullman”) and TBA give the Company the opportunity to optimize operational synergies to further strengthen its competitiveness in the marketplace. As such, the Company has decided to consolidate one of its roll-forming facilities in South Haven, Michigan and its laser-welding facility in Holt, Michigan, which was acquired as part of the TBA transaction. All business from these two facilities will be moved to other Noble facilities to optimize capacity utilization. Management currently estimates the Holt facility will close in the second quarter of 2008 and estimates net income statement closure costs of $1.3 million through the end of 2008. Management believes the South Haven facility will close in the fourth quarter of 2008 and estimates net income statement closure costs of $2.4 million through the end of 2008. The Company estimates the consolidation of one of the South Haven facilities and the Holt facility will generate net cost savings of $3.6 million annually beginning in 2009.

FINANCIAL RESULTS

The Company posted record third quarter revenue of $211.9 million, an increase of 127.4% over the $93.2 million of revenue reported for the third quarter of 2006. For the 2007 third quarter, the Company posted a net loss of $3.5 million, or $0.21 per share. The net loss for the third quarter of 2007 included the negative impact of the following pre-tax items:

•	A non-cash charge for $1.3 million related to the change in the value of currency hedges pursuant to the August 31st acquisition of TBA

•	A foreign currency exchange loss of $0.5 million

•	Start-up costs for the Tonawanda, New York facility of $0.4 million

•	Costs related to lost production because of a labor strike at General Motors and the sabotage of a gas pipeline in Mexico of $0.4 million

•	Certain costs of $0.5 million related to the acquisition of TBA

These one-time items negatively impacted earnings by $0.11 per share. Pre-tax earnings were additionally impacted by $3.2 million for direct launch costs and launch-related inefficiencies in certain roll-forming facilities and costs related to the planned closure of one of the South Haven facilities. These costs negatively impacted earnings by $0.12 per share. In the third quarter of 2006, the Company reported net earnings of $2.4 million, or $0.17 per diluted share, which included a pre-tax, commercial settlement of $1.6 million, or $0.07 per share.

For the nine months ended September 30, 2007, the Company reported revenue of $554.7 million, up 82.9% from the $303.2 million reported for the comparable period in 2006. Net loss for the first nine months of 2007 was $1.9 million, or $0.12 per diluted share. For the first nine months of 2006, the Company reported net earnings of $10.0 million, or $0.71 per diluted share.

THIRD QUARTER FINANCIAL RESULTS COMMENTARY

Revenue in the third quarter of 2007 increased to $211.9 million from $93.2 million in the third quarter of 2006. The increase in sales was primarily due to the October 2006 acquisition of Pullman, representing $67.4 million of the revenue increase, and the August 2007 acquisition of TBA, representing $47.4 million of the revenue increase. In addition to the growth from acquisitions, the Company was also able to generate organic sales of $3.9 million over the prior year through a combination of marginally higher light vehicle production volumes and programs launched at new production facilities.

Gross margin in the third quarter of 2007 was $11.2 million compared to $8.0 million in the comparable 2006 period. Noble’s gross margin increased due to the addition of the roll-forming programs from the Pullman acquisition as well as one month of operational results from the TBA acquisition. As a percentage of sales, gross margin was 5.3% in the third quarter of 2007. Gross margin in the third quarter of 2006 was 8.5% but was positively impacted by a $1.6 million commercial settlement. Without the settlement, third quarter 2006 gross margin was 6.9%. The Company’s third quarter 2007 gross margin was negatively impacted by $3.2 million of direct launch costs and launch-related inefficiencies on certain roll-formed products which includes $0.6 million of costs related to the planned closure of one of the South Haven facilities. Other negative items impacting the Company’s gross margin in the third quarter included $0.4 million of start-up costs at the Tonawanda, New York facility and $0.4 million of costs related to lost production because of the labor strike at General Motors and the sabotage of a gas pipeline in Mexico. In addition to these isolated costs, gross margin as a percentage of sales was negatively impacted by higher pass through steel content on laser-welding programs. Relative to the rest of the year, third quarter margins tend to be depressed as the North American OEMs’ customary two-week shutdown in July results in much lower fixed overhead absorption.

Selling, general and administrative (“SG&A”) expense of $10.8 million in the third quarter of 2007 increased from $4.1 million in the third quarter of 2006. The increase in SG&A costs is due to the addition of personnel from the acquisition of Pullman and TBA as well as costs to launch the Tonawanda, New York facility and to support other key growth initiatives. In addition, the Company expensed $0.5 million of certain costs related to the TBA acquisition. As a percentage of sales, SG&A expense increased to 5.1% from 4.4% in the third quarter of 2006. Due to the reasons discussed above, operating profit decreased to $0.4 million in the third quarter of 2007 compared to $3.9 million in the third quarter of 2006.

During the second quarter of 2007, Noble entered into a contingent foreign currency purchase price hedge related to its acquisition of TBA. This purchase price hedge was put in place because the purchase price was based in U.S. dollars but was to be funded with Euro-denominated debt. Although this derivative instrument offered a significant economic hedge for the Company, it did not qualify for hedge accounting treatment. Accordingly, the Company recorded an expense of $1.3 million in the third quarter of 2007 related to the change in value of this foreign currency hedge. This forward contract was terminated at the closing of the TBA transaction and, therefore, will not have any income statement impact on quarterly results going forward.

Net interest and other expense totaled $5.2 million in the third quarter of 2007 compared to net interest and other income of $0.3 million in the 2006 third quarter. The increase in expense was primarily due to the aforementioned non-cash charge on foreign currency hedges pursuant to the TBA transaction, interest expense increasing by $3.3 million and $0.5 million of foreign currency exchange losses in the third quarter. The higher interest expense was driven by debt incurred pursuant to the Pullman and TBA acquisitions. As a result of the foregoing, the Company reported a pre-tax loss for the third quarter of 2007 of $4.8 million compared to $4.2 million pre-tax income in the third quarter of 2006.

EBITDA for the third quarter of 2007 increased to $8.7 million from $7.1 million in the third quarter of 2006.

YEAR-TO-DATE FINANCIAL RESULTS COMMENTARY

Revenue for the first nine months of 2007 increased 82.9% to $554.7 million from $303.2 million for the comparable period in 2006. The acquisitions of Pullman and TBA accounted for $187.3 million and $47.4 million of the revenue growth, respectively. The Company was also able to achieve organic revenue growth of 5.5% despite North American light vehicle production decreasing 3.2% for the first three quarters of 2007 versus the same period in 2006.

Gross margin for the first nine months of 2007 increased to $38.8 million from $29.9 million in the comparable 2006 period. The increase is primarily the result of the acquisition of the Pullman roll-forming operations in October 2006 and TBA in August 2007. As a percentage of sales, gross margin was 7.0% for the first nine months of 2007. Gross margin in the comparable 2006 period was 9.9% but was positively impacted by a $1.6 million commercial settlement. Without the settlement, gross margin for the first nine months of the 2006 was 9.3%. Gross margin in the first nine months of 2007 was negatively impacted by $12.6 million of direct launch costs and launch-related inefficiencies on certain roll-formed products which includes $0.6 million of costs related to the planned closure of a roll-forming facility. Gross margin was also negatively impacted by the $0.8 million of costs related to the Tonawanda facility start-up, the General Motors labor strike and the sabotage of a gas pipeline in Mexico. Gross margin as a percentage of sales was further depressed by higher steel content on laser-welded products.

SG&A expense for the first nine months of 2007 rose to $26.1 million from $13.3 million for the comparable period in 2006. SG&A expense related to facilities acquired in the Pullman and TBA transactions accounted for approximately $10.8 million of the increase. The Company also expensed $0.5 million of certain costs related to the TBA acquisition. As a percentage of sales, SG&A expense increased slightly to 4.7% for the first three quarters of 2007 from 4.4% for the first three quarters of 2006.

Net interest and other expense was $15.3 million in the first nine months of 2007 versus $0.8 million in the same period in 2006. Net interest expense increased to $9.9 million from $1.1 million due to debt incurred from the fourth quarter 2006 acquisition of Pullman and the August 2007 acquisition of TBA. During the first nine months of this year, Noble recorded a $3.3 million non-cash loss on the extinguishment of debt and recognized losses of $3.0 million related to the change in value of hedges related to the TBA acquisition. The combined impact of higher interest expense and non-cash losses resulted in the Company recording a pre-tax loss of $2.6 million in the first nine months of 2007 compared to $15.7 million of pre-tax income in the first nine months of 2006.

EBITDA for the first nine months of 2007 increased to $32.1 million from $24.7 million in the first nine months of 2006.

MANAGEMENT COMMENTS

Noble’s Chief Executive Officer, Thomas L. Saeli, commented, “This was an historic quarter for Noble International. By executing the TBA transaction, we now have the global footprint and critical mass to offer future and current customers our products and technical capabilities wherever they should do business. Noble has more than doubled in size in less than one year. Growth of that magnitude does not come without its challenges, some of which were experienced in our third quarter. We believe the issues impacting this quarter’s financial results are short-term. We are working to rectify these issues and remain confident in our ability to execute the Company’s long-term strategy.

The acquisition of TBA stands out as a landmark event in this Company’s history and we believe will pave the way for the future growth of Noble. The Company is also very excited about the substantial opportunities presenting themselves in China, India, Thailand and other emerging markets. The recent hiring of Jim Orchard as Noble International’s Chief Operating Officer could not have been timelier. Mr. Orchard’s vast operational experience, both in North America and overseas, will prove invaluable as we learn to operate on a global basis. Management looks forward to providing the investment community future updates as we begin to realize the benefits of our new, larger worldwide enterprise.”

EARNINGS AND FREE CASH FLOW GUIDANCE

The Company experienced several one-time charges as well as continued launch costs and launch-related inefficiencies in the third quarter. The combination of these factors dragged down third quarter financial performance which was also impacted by lower production volumes due to July OEM plant shutdowns. Looking forward, the roll-forming programs, which have been driving our launch costs and launch-related inefficiencies, reached full production early in the fourth quarter. Accordingly, the margins on these roll-formed products should improve substantially going forward. The Company anticipates the fourth quarter to return to more normalized profit levels despite some recent volatility in early fourth quarter production at the North American OEMs.

For 2008, we expect total revenue of approximately $1.2 billion. Earnings are expected to be in the range of $1.45 to $1.55 per diluted share. This earnings guidance would have been higher but has been adjusted to reflect the impact of the recent announcement from Chrysler regarding 2008 volume reductions and costs related to the closure of two production facilities which are anticipated to be incurred in 2008.

For 2008, we expect to generate free cash flow in the range of $2.50 to $3.00 per basic share. This free cash flow per share guidance enforces our philosophy of managing our business to maximize free cash flow. Free cash flow per share is greater than earnings per share primarily because our anticipated depreciation expense is projected to be greater than our expected capital expenditures in 2008 and beyond. In arriving at this estimate, we assume the Company invests $35 million in capital expenditures to fund its growth initiatives. Actual expenditures may be less once we analyze the utilization of our existing assets. At some point, annual depreciation expense will converge down to annual capital expenditures and, accordingly, earnings per share are expected to increase towards our current free cash flow per share—all other things being equal. There are no unusual working capital adjustments impacting our free cash flow guidance, and we expect this guidance to be the base we will build upon in 2009 and beyond as we begin to realize growth synergies from the TBA and Pullman transactions.

CONFERENCE CALL INFORMATION

Noble will host a conference call to discuss its operating results for the third quarter ended September 30, 2007 at 10 AM ET, Thursday, November 8, 2007. The dial-in numbers for the call are 800-690-3108 or 973-935-8753 and the conference ID number is 9415196. A replay of the conference call will be available through November 15th by dialing 877-519-4471 or 973-341-3080. The passcode for the replay is 9415196.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “EBITDA” (a non-GAAP financial measure). EBITDA represents earnings from continuing operations before income tax, plus interest expense, depreciation and amortization.

EBITDA is not presented as, and should not be considered an alternative measure of operating results or cash flows from operations (as determined in accordance with generally accepted accounting principles), but are presented because they are widely accepted financial indicators of a company’s operating performance. While widely used, however, EBITDA is not identically calculated by companies presenting EBITDA and is, therefore, not necessarily an accurate means of comparison and may not be comparable to similarly titled measures disclosed by other companies.

Management believes that EBITDA is useful to both management and investors in their analysis of the Company’s operating performance. Further, management uses EBITDA for planning and forecasting in future periods. For a reconciliation of EBITDA to net income from continuing operations, see the attached financial information and supplemental data.

SAFE HARBOR STATEMENT

Noble International, Ltd. is a leading supplier of automotive parts, component assemblies and value-added services to the automotive industry. As an automotive supplier, Noble provides design, engineering, manufacturing, program management and other services to the automotive market. Noble delivers integrated component solutions, technological leadership and product innovation to original equipment manufacturers (OEMs) and Tier I automotive parts suppliers thereby helping its customers increase their productivity while controlling costs.

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all of the risks, include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold; financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward looking statements. For more information see www.nobleintl.com.

For more information contact:

Scott A. Kehoe

Treasurer

Noble International, Ltd.

(248) 519-0700

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except share and per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2007	2006	2007	2006
Net sales	$211,946	$93,170	$554,674	$303,161
Cost of sales	200,700	85,219	515,829	273,300

Gross margin	11,246	7,951	38,845	29,861
Selling, general and administrative expenses	10,838	4,072	26,094	13,328

Operating profit	408	3,879	12,751	16,533
Interest income	90	364	249	1,013
Interest expense	(3,954)	(702)	(10,102)	(2,159)
Loss on extinguishment of debt	—	—	(3,285)	—
Net loss on value of derivative instruments	(1,296)	—	(3,047)	—
Other, net	(80)	628	858	320

(Loss) earnings before income taxes and minority interest	(4,832)	4,169	(2,576)	15,707
Income tax (benefit) expense	(1,477)	1,234	(1,347)	5,045

(Loss) earnings before minority interest	(3,355)	2,935	(1,229)	10,662
Minority interest	(192)	(488)	(656)	(668)

Net (loss) earnings	$(3,547)	$2,447	$(1,885)	$9,994

Basic (loss) earnings per share	$(0.21)	$0.17	$(0.12)	$0.71

Diluted (loss) earnings per share	$(0.21)	$0.17	$(0.12)	$0.71

Dividends declared and paid per share	$0.08	$0.08	$0.24	$0.23

Basic weighted average shares outstanding	17,267,391	14,088,836	15,177,528	14,065,155
Diluted weighted average shares outstanding	17,267,391	14,117,256	15,177,528	14,102,138

Reconciliation of EBITDA to (loss) earnings before income taxes
(Loss) earnings before income taxes	$(4,832)	$4,169	$(2,576)	$15,707
Depreciation	7,293	2,514	15,939	7,392
Amortization	792	63	1,914	190
Stock compensation	318	15	661	311
Loss on extinguishment of debt	—	—	3,285	—
Net loss on value of derivative instruments	1,296	—	3,047	—
Net interest expense	3,864	338	9,853	1,146

EBITDA	$8,731	$7,099	$32,123	$24,746

NOBLE INTERNATIONAL, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	Unaudited September 30 2007	December 31 2006
ASSETS
Current Assets:
Cash and cash equivalents	$10,212	$6,587
Accounts receivable trade, net	201,599	98,742
Inventories, net	87,425	31,260
Unbilled customer tooling, net	11,692	21,575
Income tax refundable	808	—
Prepaid expenses	9,863	3,075
Other current assets	46,085	4,875

Total Current Assets	367,684	166,114
Property, Plant & Equipment, net	284,915	109,648
Other Assets:
Goodwill	126,867	75,753
Other intangible assets, net	72,893	30,678
Other assets, net	15,673	4,955

Total Other Assets	215,433	111,386

Total Assets	$868,032	$387,148

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$199,730	$95,560
Accrued liabilities	45,344	35,297
Current maturities of long-term debt	48,392	21,926
Income taxes payable	—	4,255

Total Current Liabilities	293,466	157,038

Long-Term Liabilities:
Long-term debt, excluding current maturities	220,147	88,480
Convertible subordinated notes	36,216	33,273
Deferred income taxes	46,314	15,783
Other liabilities	7,281	668

Total Long-Term Liabilities	309,958	138,204

Minority interest	5,296	4,640

Stockholders’ Equity
Common stock	16	9
Additional paid-in capital	221,895	55,737
Retained earnings	22,972	29,006
Accumulated other comprehensive income	14,429	2,514

Total Stockholders’ Equity	259,312	87,266

Total Liabilities & Stockholders’ Equity	$868,032	$387,148